Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Shutterstock, Inc. for the registration of common stock and to the incorporation by reference therein of our report dated August 24, 2023, with respect to the consolidated financial statements of Giphy, Inc. included in the Current Report on Form 8-K/A of Shutterstock, Inc. dated August 30, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California
December 21, 2023